Exhibit 10.1

COMMUTATION AND RELEASE AGREEMENT

This Commutation and Release Agreement (hereinafter the “Commutation Agreement”) effective as of March 31, 2021 is entered into by and between The North River Insurance Company, United States Fire Insurance Company, Crum & Forster Indemnity Company, Crum and Forster Insurance Company, and Crum & Forster Specialty Insurance Company (hereinafter collectively called “Reinsured”), and Amerinst Insurance Company Limited (hereinafter called “Reinsurer”).

WITNESSETH:

WHEREAS, the Reinsured and the Reinsurer are parties to the following Professional Liability Quota Agreement with an effective date of September 25, 2009, which has been amended by Addendum No. 1, entered into on October 22, 2009, Addendum No. 2, entered into on December 10, 2010, and Addendum No. 3, entered into on or about January 31, 2013 (hereinafter the “Reinsurance Agreement”), whereby the Reinsurer committed to accept either a fifty percent (50%) share in the interests and liabilities of the Reinsurer as described in the Reinsurance Agreement, or a ninety percent (90%) share in the interests and liabilities of the Reinsurer as described by Addendum No. 3 to the Reinsurance Agreement, which reinsures certain risks insured by the Reinsured:

•	2009 – BMYVX – PL1 - 09/25/09-12/31/10 – Amerinst Professional Liability QS 5000005001

•	2011 – BNCJV – PL2 - 01/01/11-12/31/11 – Amerinst Professional Liability QS 5000005101

•	2012 – BNGVJ – PL3 - 01/01/12-12/31/12 – Amerinst Professional Liability QS 5000005201

•	2013 – BNKXK – PL4 - 01/01/13-12/31/13 – Amerinst Professional Liability QS 5000005301&02

•	2013 – BNKXL – PL5 - 01/01/13-12/31/13 – Amerinst Professional Liability 90% QS 5000005303&04

•	2014 – BNKXK – PL4 - 01/01/14-12/31/14 – Amerinst Professional Liability QS 5000005401&02

•	2014 – BNKXL – PL5 - 01/01/14-12/31/14 – Amerinst Professional Liability 90% QS 5000005403&04

•	2015 – BNPQM – PL8 - 01/01/15-02/28/15 – Amerinst Professional Liability 50% QS 5000005501

•	2015 – BNRBL – PL8 - 03/01/15-12/31/15 – Amerinst Professional Liability 50% QS 5000006001

•	2015 – BNPQN – PL9 - 01/01/15-02/28/15 – Amerinst Professional Liability 90% QS 5000005502

•	2016 – BNQPR – P42 - 01/01/16-12/31/16 – Amerinst Professional Liability 50% QS 5000005601

•	2017 – BNRGW – P44 - 01/01/17-12/31/17 – Amerinst Professional Liability 50% QS 5000005701

•	2018 – BNRXF – P45 - 01/01/18-12/31/18 – Amerinst Professional Liability 50% QS 5000005801

•	2019 – BNSMZ – P48 - 01/01/19-12/31/19 – Amerinst Professional Liability 50% QS 5000005901

•	2020 – BNTJP — P49 - 01/01/20-12/31/20 – Amerinst Professional Liability 50% QS 5000016301

•	2021 – BNTJP – P50 - 01/01/21-12/31/21 – Amerinst Professional Liability 50% QS 5000017501; and

WHEREAS, the Reinsured and Reinsurer entered into a Reinsurance Treaty Trust Agreement with an effective date of December 10, 2009; and

WHEREAS, the Reinsurer deposited funds into trust to secure its obligations to Reinsured under the Reinsurance Agreement (hereinafter the “Trust Agreement”); and

WHEREAS, the Reinsured and the Reinsurer now desire to fully and finally settle and commute all their respective past, present and future obligations and liabilities, known and unknown, under the Reinsurance Agreement regardless of whether the ultimate payments under the Reinsurance Agreement would be more than or less than the Commutation Amount set forth below;

WHEREAS, the Reinsurer has offered to pay, and the Reinsured has agreed to accept, in full satisfaction of the Reinsurer’s past, present and future obligations and liabilities under the Reinsurance Agreement the aggregate sum of USD 26,076,000 (Twenty-six Million, Seventy-six Thousand United States Dollars Exactly) to be paid in the manner set forth herein (“Commutation Amount”); and

NOW, THEREFORE, in consideration of the covenants and recitals set forth herein and the payments to be made hereunder, it is agreed by and between the Reinsured and the Reinsurer as follows:

1. Commutation Amount and Payment. Upon the Reinsured’s execution and delivery of this Commutation Agreement to the Reinsurer, the Reinsurer shall within ten (10) days, or as soon as possible thereafter in order to allow for the transfer of funds from the Trust Fund, as described below, remit payment to the Reinsured of the Commutation Amount of USD 26,076,000. The Reinsured and the Reinsurer agree that the Reinsurer will convert all non-cash securities held in the Trust Fund of the Trust Agreement into cash, and that the parties will mutually instruct the Trustee to transfer to the Reinsured the lesser of 100% of the Trust Fund balance or USD 26,076,000. If the amount actually received by the Reinsured from the Trust Fund is less than USD 26,076,000, the Reinsurer shall pay over to the Reinsured the difference between USD 26,076,000 and the amount actually received by the Reinsured from the Trust Fund (the “Shortfall”). The Shortfall shall be sent by wire transfer to the following account:

Bank Routing Number: 021000021

SWIFT Code: CHASUS33

General Bank Reference Address: JPMorgan Chase New York, NY 10017

Account Number: 323005578

Account Name: UNITED STATES FIRE INSURANCE COMPANY

2. Full and Final Settlement. The Reinsured shall accept the Commutation Amount set forth in paragraph 1 as full and final settlement of any and all amounts claimed heretofore or hereinafter to be due by the Reinsurer to the Reinsured, arising under or in respect of the Reinsurance Agreement. The Commutation Amount shall be in addition to the amounts previously paid by the Reinsurer under the Reinsurance Agreement.

3. Reinsured’s Release. Excepting only the obligations provided under this Commutation Agreement, including, without limitation, obligations, representations, or warranties hereunder which require performance after execution of this Commutation Agreement and, subject to the receipt of the Commutation Amount, the Reinsured does hereby release and discharge the Reinsurer, its predecessors, successors, parents, affiliates, agents, officers, directors, shareholders, policyholders and assigns from and against any and all liabilities, including but not limited to, all obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, doings, omissions, costs, expenses and/or losses whatsoever, whether known or unknown, reported or unreported, and whether arising in the past, present or future, which the Reinsured, and its successors and assigns ever had, now have, or hereafter may have whether grounded in law or in equity, in contract or in tort, against the Reinsurer by reason of any matter whatsoever arising out of the Reinsurance Agreement, it being the intention of the parties that this Commutation Agreement operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Reinsured under said Reinsurance Agreement.

4. Reinsurer’s Release. Excepting only the obligations provided under this Commutation Agreement, including, without limitation, obligations, representations, or warranties hereunder which require performance after execution of this Commutation Agreement, the Reinsurer hereby releases and discharges the Reinsured, its predecessors, successors, parents, affiliates, agents, officers, directors, shareholders, policyholders, and assigns from and against any and all liabilities, including, but not limited to, all obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, doings, omissions, costs, expenses and/or losses whatsoever, whether known or unknown, reported or unreported, and whether arising in the past, present or future, which the Reinsurer, and its successors and assigns ever had, now have, or hereafter may have whether grounded in law or equity, in contract or in tort, against the Reinsured by reason of any matter whatsoever arising out of the Reinsurance Agreement, it being the intention of the parties that this Commutation Agreement operate as a full and final settlement of the Reinsured’s current and future liabilities to the Reinsurer under said Reinsurance Agreement.

5. Agreement Not to File Suit. The Reinsured and the Reinsurer absolutely and unconditionally covenant and agree with each other, and their respective successors and assigns, that after the effective date of this Commutation Agreement, neither party will hereafter for any reason whatsoever, demand, claim or file suit or initiate arbitration proceedings against the other in respect of any matters relating to the Reinsurance Agreement, except for a legal proceeding to enforce rights and/or obligations provided for pursuant to this Commutation Agreement.

6. Accord and Satisfaction. The parties each acknowledge that the Commutation Amount described in paragraph 1 herein is a complete accord, satisfaction, settlement and commutation of all liability and obligations of each party under the Reinsurance Agreement.

7. Arm’s Length Agreement. This Commutation Agreement is the product of arm’s length negotiations, and the terms of this Agreement have been completely read and fully understood and voluntarily accepted by both the Reinsured and Reinsurer.

8. Binding on Successors. The rights, duties and obligations of the Commutation Agreement shall be final and binding upon and inure to the benefit and detriment of the parties hereto and their respective successors, liquidators, receivers and assigns.

9. Reinsurer’s Warranties. The Reinsurer represents and warrants that it is a company in good standing in its place of domicile, that no authorization, consent or approval of any governmental entity is required to make this Commutation Agreement valid and enforceable; that this Commutation Agreement is enforceable against the Reinsurer in accordance with its terms; and that the person executing the Commutation Agreement is fully authorized to do so.

10. Reinsured’s Warranties. The Reinsured represents and warrants that it is fully authorized and empowered to execute and deliver this Commutation Agreement; that no authorization, consent or approval of any governmental entity is required to make this Commutation Agreement valid and enforceable; that this Commutation Agreement is enforceable against the Reinsured in accordance with its terms; and that the person executing this Commutation Agreement is fully authorized to do so.

11. Entire Agreement. This Commutation Agreement shall constitute the entire agreement between the parties as respects its subject matter. All previous discussions and agreements between the parties concerning the subject matter of the Commutation Agreement are merged into the Commutation Agreement. No party has relied upon any representation by the other party in entering into it. This Commutation Agreement may not be modified or amended, except by written instrument executed by each of the parties hereto.

12. Confidentiality. The Reinsured and Reinsurer agree to maintain the terms of the Commutation Agreement in confidence unless disclosure is required as a result of court order, subpoena, law, regulation, accounting procedure, reinsurance contract, or lawful discovery procedures or review or inquiry by any regulatory authority. If either party is served with a subpoena for the production of this Commutation Agreement, the party so served shall promptly notify the other party and afford it an opportunity to object to its production or otherwise intervene. Notwithstanding the foregoing, either party may disclose any of the terms of this Commutation Agreement to such party’s agents, attorneys, accountants, consultants, brokers and others having a legitimate need to know.

13. Continuing Cooperation. From time to time, at the request of either party, without further consideration and at their own expense, and within a reasonable period of time after the request is made, the parties hereby agree to execute and deliver any and all further documents and to do all acts, as any one of the parties to this Commutation Agreement may reasonably request, which may be necessary or appropriate to fully implement the provisions or objectives of this Commutation Agreement.

14. Severability. If any term or provision of this Commutation Agreement shall be held void, illegal or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.

15. Headings. The descriptive headings herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Commutation Agreement.

16. Governing Law. The laws of the State of New York shall govern this Commutation

Agreement.

IN WITNESS WHEREOF, the parties have executed this Commutation and Release Agreement in duplicate, as of the day and year written below.

Reinsurer

By:

Its:	Chief Financial Officer

Date:	October 11, 2021

Reinsured

By:

Its:	Senior Vice President

Date:	October 12, 2021